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                                  EXHIBIT 99.01


[XCEL ENERGY LOGO]



                                                     U.S. Bancorp Center
                                                     800 Nicollet Mall
                                                     Minneapolis, MN 55402-2023

October 3, 2002

NRG ENERGY, INC. RECEIVES EXTENSION ON COLLATERAL REQUIREMENTS

MINNEAPOLIS, Oct 18, 2002 (BUSINESS WIRE) -- NRG Energy, Inc., a wholly owned subsidiary of Xcel Energy (NYSE:XEL), today announced it has reached an agreement with certain of NRG's bank lenders to extend until Nov. 15, the deadline by which it must post approximately $1 billion of cash collateral in connection with certain bank loan agreements. The extension agreement calls for NRG to submit a comprehensive restructuring plan to its lenders and bondholders by late October.

"We are pleased to obtain this extension agreement," said Richard C. Kelly, NRG president and chief operating officer. "We are working on several issues concurrently with our banks and bondholders. This extension should give us time to work with them to complete and submit a plan to restructure NRG."


The extension agreement does not waive other events of default, including failure to make principal and/or interest payments when due or failure to comply with financial covenants. Nor does the extension agreement waive the rights of the bank groups or bondholders to pursue any rights and remedies in respect of such other defaults. Since the extension agreement does not contemplate NRG making any principal or interest payments on its corporate-level debt during the extension period, NRG will be in default under various debt instruments. The lenders will be able, if they so choose, to accelerate the payment of indebtedness owed to them which would likely lead to a bankruptcy filing by NRG.

"Although there can be no assurances, we anticipate that these bank groups, absent any material unanticipated circumstance, will not pursue remedies while the extension agreement is in place and progress continues on the restructuring," Kelly said. "The agreement with the banks should allow our global restructuring efforts to continue on course."


NRG Energy develops and operates power-generating facilities. Its operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.


Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 12 Western and Midwestern states. The company provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the United States. Company headquarters are located in Minneapolis.


Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the status of negotiations with lenders and progress of asset sales and restructuring efforts. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG's actual results to differ materially from those contemplated in the forward-looking statements above include,

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among others, the actions of NRG's lenders and the satisfaction of conditions to completion of the asset sales NRG has announced.


NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG's actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG's future results, review NRG's filings with the Securities and Exchange Commission.

CONTACT:            Xcel Energy, Minneapolis
                    Investor Relations:
                    R.J. Kolkmann, 612/215-4559
                    or
                    P.A. Johnson, 612/215-4535
                    or
                    NRG Energy, Inc. Media Relations:
                    Lesa Bader, 612/373-6992